Uranium exploration and development

2005 Annual Report

CanAlaska Ventures Ltd.

TSX.V:CVV
OTCBB:CVVLF

Lake Athabasca
Alberta
Helmer
Hodgson
Arnold
Waterbury
Cree West
McTavish
Moon
Cree East

CanAlaska Projects
Total Hectares: 671,253
1,658,666 Acres

The Athabasca Basin is host to the Highest Grade Uranium Deposits in the World

Front Cover Photo: Fugro "MEGATEM II" airborne survey aircraft

Corporate Highlights

Athabasca Basin

Alberta
Arnold
Cree East
Cree West
Geikie
Helmer
Hodgson
Key Lake
Lake Athabasca
McTavish
Moon
North East Project
Waterbury
West McArthur

Ontario

Elliott Lake

Saskatchewan produces approximately one third of the world's Uranium

1

PRESIDENT'S LETTER

Dr. Karl Schimann
Uranium Exploration
Manager
(left)

Peter Dasler, P. Geo
President and CEO
(right)

To Our Shareholders

On behalf of the Board Of Directors, I would like to thank you, our shareholders for your continued support. In 2004, your Company undertook one of the most aggressive uranium exploration acquisition programs in Saskatchewan's Athabasca Basin, and firmly established CanAlaska Ventures in the world's richest uranium district.

We have had strong efforts from our management, technical and support teams. Based upon the continued effort and success of this dedicated group of people, we are poised for many new and exciting developments over the coming year.

In early 2004, your management made the decision to explore for uranium. A decision precipitated by an increase in the price of uranium, as caused by a widening gap between supply and demand. Throughout 2004, the price for uranium continued to climb, and the resulting investor confidence provided sufficient funding for our rapid growth, from our first land acquisition totalling just over 100,000 acres to our current land portfolio of 1,658,000 acres. CanAlaska is now one of the largest landowners in the Athabasca Basin, and has assembled one of the largest teams undertaking field exploration in the area since the early 1980s.

Lake Athabasca
Helmer
Alberta
NE Project
Hodgson
Waterbury
Arnold
Cree West
West McArthur
McTavish
Moon
Geikie
Cree East
Key
Legend
CanAlaska Projects with Total Hectares
CVV Project Locations In the Athabasca Basin
1:1,500,000
0
25
50
100
150
200
Kilometers

2

The Athabasca Basin, the site of the majority of CanAlaska's activities, provides over 30% of the world's mined uranium. The mines in Athabasca are unique for their extremely high-grade resources and tonnage (200-400M lb at 15-25% U3O8), representing the richest mineral deposits in the world with consistent values of $5,000-$15,000 per ton of ore at current prices. This, coupled with the rising demand for uranium from a predicted 130 new nuclear power stations around the world over the next 15 years, provides your management with tremendous faith to embark on these ambitious undertakings.

Our very first airborne survey, completed within two weeks of flying time and undertaken at a minor fraction of the cost of ground surveys, identified unknown conductive target areas within 20 kilometres of the world class McArthur River mine. Despite this proximity, these areas have experienced little previous exploration due to the depth of overlying sandstone cover (700-900 metres). Until quite recently, blanket exploration over CanAlaska's vast landholdings in the Athabasca region, would have been near-impossible to finance in a junior company because of the high costs of ground work and the significant number of man-years required. The invention of deep penetrating airborne EM surveys (using bigger aircraft, more powerful transmitters and receivers, and new computer abilities) typified by the state of the art MegaTEM II survey which we carried out late last year, has provided a "quantum shift" in the economics of exploring for these uranium "megadeposits". CanAlaska has extensive landholdings and is able to capitalize on this new technology to look for new uranium deposits in highly prospective areas.

Not all of CanAlaska's exploration properties are within the sandstone of the Athabasca Basin. Our Northeast project area covers the extension of the uranium-rich rocks, which underlie the eastern edge of the "Basin". Our advantage in this very large area is the exposure, on surface, of uranium-bearing rocks and our immediate ability to define zones of uranium mineralization using portable scintillometers. Modern GPS units have allowed the rapid co-ordination of today's surveys with the knowledge gathered in the basin area over the past 30 years, and recent mapping and immediate imaging on GIS programs. Preliminary results have been very encouraging for us in the northeast, and we hope to be able to provide strong target definition before the end of the summer.

We could not have reached this level of acquisition and exploration activity without the total dedication of our Manager of Exploration, Dr Karl Schimann and our support staff. Dr Schimann's persistence and pursuit of his vision of multiple undiscovered mega-uranium deposits has been a driving factor in your Company's continued growth. We also have a growing staff (25 employees in the field and full and part time use of 15-20 people in the Company's Vancouver office), and I have been continually impressed with the willingness and co-operation given by all to our tasks. I would like to offer my personal "thank you" to all who have supported us in this endeavour.

Timing and technology have been on our side, and team effort and a lot of hard work have put us where we are today. We intend to strongly move forward and achieve our goals of discovery.

In the coming months we will continue our airborne surveys and detailed groundwork in the Athabasca region. Additionally, we will continue our evaluation of outside projects, such as our interesting landholding in the Elliot Lake district of Ontario, and mineral deposits and facilities located elsewhere in the world. Our main focus, however, is the first-pass exploration of all of our Athabasca landholdings and the preparation for extensive winter work on the best target areas.

I hope that we will maintain your support because of our commitment to discovery.

Yours truly,

Peter Dasler, P. Geo
President and CEO

3

Form 51-102F1

Annual Management Discussion and Analysis

For

CanAlaska Ventures Ltd.

MANAGEMENT DISCUSSION & ANALYSIS

The following discussion and analysis is management’s assessment of the results and financial condition of CanAlaska Ventures Ltd. (the “Company” or “CanAlaska”) for the year ended April 30, 2005 and should be read in conjunction with the financial statements for the year ended April 30, 2005 and related notes.  The date of this management discussion and analysis is August 5, 2005.  Additional information on the Company is available on SEDAR at www.sedar.com.

Business of CanAlaska

CanAlaska is an exploration stage Company engaged in the acquisition, exploration and development of mineral properties in Canada, the United States and New Zealand with the aim of developing them to a stage where they can be exploited at a profit or to arrange joint ventures whereby other companies provide funding for development and exploitation. The Company is exploring for high grade uranium deposits in the Athabasca Basin area of Saskatchewan.

Forward Looking Statements

Certain information included in this discussion may constitute forward-looking statements.  Forward-looking statements are based on current expectations and entail various risks and uncertainties.  These risks and uncertainties could cause or contribute to actual results that are materially different than those expressed or implied.  The Company disclaims any obligation or intention to update or revise any forward-looking statement, whether as a result of new information or future events.

Selected Annual Information

Unless otherwise noted, all currency amounts are stated in Canadian dollars.

The following table summarizes selected financial data for CanAlaska  for each of the three most recently completed financial fiscal years.  The information set forth below should be read in conjunction with the audited financial statements, prepared in accordance with Canadian generally accepted accounting principles, and related notes.

	Fiscal years Ended April 30, (audited)
	2005	2004	2003
Total Revenues	$40,976	$105,050	$142,213
General and administrative expenses	1,841,441	742,922	$444,706
Mineral property costs	1,985,509	171,313	261,805
Income (loss) before other items In total Basic and diluted loss per share	(1,841,441) (0.06)	(742,922) (0.04)	(444,706) (0.03)
Net income (loss) from continuing operations In total Basic and diluted loss per share	(1,912,218) (0.06)	(712,481) (0.03)	(558,663) (0.04)
Totals Assets	7,071,197	4,510,989	2,461,291
Total long term liabilities	Nil	Nil	Nil
Cash dividends declared	Nil	Nil	Nil

Selected Quarterly Financial Information

The following selected financial information is derived from the unaudited interim financial statements of the Company prepared in accordance with Canadian generally accepted accounting principles (“GAAP”).

			For the Quarters Ended (unaudited)
	April 30	Jan. 31	Oct. 31	July 31	April 30	Jan. 31	Oct. 31	July 31
	2005	2005	2004	2004	2004	2004	2003	2003
Total revenues	$20,478	$11,659	$6,726	$2,113	$43,210	$22,999	$23,517	$15,324
Net loss	637,256	971,068	166,503	137,391	359,605	183,468	124,268	45,140
Net loss per share	0.02	0.02	0.01	0.01	0.01	0.01	0.01	0.01
Total assets	7,071,197	7,172,702	4,642,719	4,400,617	4,510,989	4,559,741	3,214,347	2,413,239

Results of Operations

The year ended April 30, 2005 resulted in a net loss of $1,912,218 which compares with a loss of $712,481 for the same period in 2004. The loss for 2005 has been reduced by $534,300 which is the tax benefit associated with the renounciation of flow-through shares.  Even though the full amount of $534,300 has been recorded as a future income tax recovery, the Company will probably never realize this benefit.  General and administrative expenses for the year ended April 30, 2005 were $1,841,441 an increase of $1,098,519 over the same period in 2004. During the prior year, the Company adopted the new recommendations of CICA Handbook Section 3870, stock-based compensation and other stock-based payments, effective to all awards granted on of after 1 May 2003. The fair value of stock options that vested using the Black-Scholes Option Pricing Model resulted in stock-based compensation expense of $665,459 for the period ended April 30, 2005 compared to $157,000 for the previous year.  Travel, food and lodging expense increased by $141,195 and consulting fees increased by $120,322. All other general and administrative costs increased slightly when compared to the previous fiscal year as the Company was very active financing and incurring significant funds on exploration expenditures.

Interest income was $40,976, an increase of $25,668 over the same period in 2004 as the Company had significantly higher cash balances.

For the year ended April 30, 2005, the Company incurred mineral property costs of $1,985,509 as compared to $171,313 for the same period in 2004. Staking costs in Saskatchewan accounted for $562,402 of this amount. A geophysical airborne survey was completed for $431,522 and a further $428,688 incurred on exploration on the Saskatchewan properties.  A $40,482 cash payment and 50,000 shares valued at $14,000 option payment were received under the Rainbow Hill, Alaska option agreement.  20,000 shares of Pacific North West Capital valued at $13,800 and a $15,000 cash payment was also received under the Glitter Lake, Quebec option agreement. Mineral property costs in the amount of $539,151 were written-off as the Smoke Lake, Ontario, Otish Mountain, and Raglan Quebec properties agreements were terminated.

Investor Relations

Heightened market activity in all uranium stocks created significant trading activity in CanAlaska.  As a consequence the Company has required further staff to handle incoming enquiries, and to prepare documentation for trade shows during the year.  This increased activity is expected to continue in the current year. Shareholder relations and promotional activities undertaken by the Company, which included attendance at various trade shows, cost $289,738 for the year ended April 30, 2005, an increase of $206,620 over the same period in 2004.

Liquidity and Capital Resources

As at April 30, 2005, the Company’s working capital, defined as current assets less current liabilities, was $2,386,212 compared with working capital of $1,625,636 at April 30,2004. Flow-through funds of $934,725 must be spent before Dec. 31, 2005 on qualified Canadian mineral exploration, and is not included in working capital because it is classified as restricted cash on the balance sheet.

During the year ended April 30, 2005, 11,050,000 private placement units were issued for gross proceeds of $3,690,000.  A further 4,110,000 warrants were exercised for gross proceeds of $594,505 and 287,000 options were exercised for gross proceeds of $66,050.

The Company has short-term investments with a book value of $364,983 and market value of $464,657 as at April 30, 2005. The main investments consist of 1,051,800 shares of Pacific North West Capital Corp. and 343,007 shares of Freegold Ventures Limited. Both these companies have certain directors in common. These amounts are included in the above working capital. The Company has total issued and outstanding of 43,102,099 shares at April 30, 2005.

Contractual Commitments

The Company is committed under an operating lease with a Company controlled by Harry Barr, the Chairman and Director, for its office premises with the following minimum basic lease payments to the expiration of the lease on June 30, 2005.  The Company is also responsible for its proportionate share of property taxes and operating costs.

A Company controlled by Harry Barr is entitled to receive compensation from the Company through a management agreement dated June 1, 1995. Compensation due under the agreement is currently $8,103 per month plus benefits.  The Officer and Director is also entitled to receive up to 20% of all stock options granted during the period that the agreement is in place.  The current three-year agreement expires in 2007 and the Company may terminate the agreement at any time but will be responsible to pay one year’s compensation.

By agreement dated 15 June 2004 and amended 15 February 2005, the Company agreed to pay a company controlled by the Peter Dasler, the President, consulting fees totaling $75,000 annually.  In addition, the consultant will receive

1,000,000 stock options to exercise at $0.10 per share.  The options vest every three months over a two-year period. See “related party transactions” for details.  No mineral option payments have been included as they are being funded by various joint venture partners or may be terminated with appropriate notice.  Further information on mineral option payments are disclosed in Note 5 to the April 30, 2005 financial statements.

Fiscal year ended April 30,	2006	Thereafter

Office lease	$4,212	-

Off-balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of the Company’s consolidated financial statements requires management to use estimates and assumptions that affect the reported amounts of assets and liabilities, as well as revenues and expenses.  The most significant accounting estimates for the Company relate to the carrying value of its mineral property assets and accounting for stock-based compensation.  The Company’s accounting policies are set out in full in Note 1 of the annual financial statements.

Mineral Property Costs

One of the most critical areas where estimates are used is in the area of the valuation of its carrying value of its mineral property costs.  Under Canadian GAAP, the Company records its interests in mineral properties at cost.  The costs of acquiring mineral properties and related exploration and development expenditures are deferred and would be amortized against future production following commencement of commercial production or are written off if the properties are sold, allowed to lapse or abandoned.  General exploration, overhead and administration costs are expensed in the period incurred.

The estimated values of all properties are assessed by management on a continual basis.  This assessment may be estimated by quantifiable evidence of a geological resource or reserve or the Company’s assessment of its ability to sell the property for an amount greater or less than the carrying value.  If the carrying values exceed estimated recoverable values, then the costs are written down to the estimated recoverable values.

Management’s estimates of mineral prices, recoverable resources, and operating, capital and reclamation costs are subject to certain risks and uncertainties that may affect the recoverability of mineral property costs.  Although management has made its best estimate of these factors, it is possible that changes could occur in the near term that could adversely affect management’s estimate of the net cash flows to be generated from its properties.  The Company presently has no proven or probable reserves.

Option payments received are treated as a reduction of the carrying value of the related mineral property and deferred costs until the payments are in excess of costs incurred, at which time they are then credited to income.

Stock-Based Compensation

Another significant estimate relates to accounting for stock-based compensation.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options granted/vested during the year.

Significant estimates used in the preparation of these consolidated financial statements include, amongst other things, depreciation, determination of net recoverable value of assets, determination of fair value on taxes, contingencies and share compensation.

Changes in Accounting Policies

Flow Through Shares

During the year ended April 30, 2005, the Company adopted the new accounting pronouncement relating to flow through shares effective for all flow through agreements after March 19, 2004.  Canadian Income Tax Legislation permits an enterprise to issue securities referred to as flow through shares whereby the investor can claim the tax deductions arising from the related resources expenditures.  When resource expenditures are renounced to the investors and the Company has reasonable assurance that the expenditures will be completed, future income tax liabilities are recognized (renounced expenditures multiplied by the effective tax rate) thereby reducing share capital.

If a Company has sufficient unused tax losses and deductions (“losses”) to offset all or part of the future income tax liabilities and no future income tax assets have been previously recognized on such losses, a portion of such unrecognized losses (losses multiplied by the effective corporate tax rate) is recorded as income up to the amount of the future income tax liability that was previously recognized on the renounced expenditures.

Asset Retirement

The CICA issued a new standard relating to asset retirement obligations effective for fiscal years beginning on January 1, 2004.  The standard requires the recognition in the financial statements of the liability associated with the net present value of future site reclamation costs when the liability is incurred.  These obligations are initially measured at fair value and subsequently adjusted for the accretion of discount and any changes to the underlying costs.  The asset retirement cost is to be capitalized and amortized into operations over time.  The Company is assessing these requirements to ensure it complies with the new standards starting on May 1, 2004.

Financial Instruments and Other Instruments

CanAlaska’s financial instruments consist of cash, accounts receivable, investments, restricted cash – flow-through, accounts payable and amounts due to directors. Unless otherwise noted, it is management’s opinion that CanAlaska  is not exposed to significant interest, currency or credit risks arising from the financial instruments.  The fair value of these financial instruments approximates their carrying value unless otherwise noted.

Outstanding share data

The Company is authorized to issue unlimited common shares without par value.  As at April 30, 2005, there were 43,102,099 outstanding common shares.  During the year, 15,787,660 common shares were issued.

Directors, officers, employees and contractors are granted options to purchase common shares under the Company stock option plan.  The terms and outstanding balance are disclosed in the below table.

Number outstanding 30 April 2004	Granted	Exercised	Expired / Cancelled	Number outstanding 30 April 2005	Exercise price per share	Expiry date
4,000	-	-	(4,000)	-	$0.50	31 May 2004
154,000	-	-	(154,000)	-	$0.50	23 February 2005
78,000	-	-	(4,000)	74,000	$0.50	18 April 2006
10,000	-	-	-	10,000	$0.50	7 August 2006
16,000	-	-	-	16,000	$0.50	28 August 2006
29,500	-	-	-	29,500	$0.50	15 May 2007
36,665	-	-	-	36,665	$0.50	24 November 2007
40,000	-	-	(40,000)	-	$0.20	1 September 2004
40,000	-	-	(40,000)	-	$0.25	1 September 2004
40,000	-	-	(40,000)	-	$0.30	1 September 2004
150,000	-	-	-	150,000	$0.32	1 May 2005
130,000	-	-	(20,000)	110,000	$0.35	10 February 2007
100,000	-	-	-	100,000	$0.10	26 May 2008
1,000,000	-	(249,000)	(80,000)	671,000	$0.25	10 September 2008
-	1,076,000	(38,000)	-	1,038,000	$0.10	25 June 2008
-	2,000,000	-	-	2,000,000	$0.40	5 November 2009
-	300,000	-	-	300,000	$0.45	29 November 2009
-	154,000	-	(32,000)	122,000	$0.50	23 February 2010
-	458,000	-		458,000	$0.58	7 March 2010
1,828,165	3,988,000	(287,000)	(414,000)	5,115,165

Total number of options vested, 3,817,828 at $0.10 to $0.58 with expiry dated as 1 May 2005 to 23 February 2010.

150,000 options were set to expire 1 May 2005.  Subsequent to year end, the options were extended and will now expire 1 May 2010.

Related Party Transactions

A total of $103,404 was paid to a Company controlled by Harry Barr, an Officer and Director of the Company for management services during the year ended April 30, 2005. Mr. Barr currently receives a management fee of $8,103 per month.   Pursuant to an office lease agreement dated July 11, 2000, a total of $40,015 was paid to a Company controlled by Harry Barr for office rent.   A total of $73,950 was paid to a Company controlled by Peter Dasler, an Officer of the Company for geological consulting services.  A total of $31,147 was paid to a Company controlled by Taryn Downing, an Officer of the Company for corporate secretarial services.  A total of $27,900 was paid to a Company controlled by Gord

Steblin, an Officer of the Company for accounting services.  Effective February 1, 2005, the outside directors are entitled to receive $500 per month, $500 per directors meeting and $500 per committee meeting. During the year, $4,500 has been accrued to directors.

Risks and Uncertainties

The mineral industry is intensely competitive in all its phases.  The Company competes with many other companies who have greater financial resources and experience.

The market price of precious metals and other minerals is volatile and cannot be controlled.  Exploration for minerals is a speculative venture.  There is no certainty that the money spent on exploration and development will result in the discovery of an economic ore body.

The Company’s activities outside of Canada make it subject to foreign currency fluctuations and this may materially affect its financial position and results.

The Company has limited financial resources, no source of operating cash flows and no assurances that sufficient funding, including adequate financing, will be available to conduct further exploration and development of its projects or to fulfill its obligations under the terms of any option or joint venture agreements.  If the Company’s generative exploration programs are successful, additional funds will be required for development of one or more projects.  Failure to obtain additional financing could result in the delay or indefinite postponement of further exploration and development or the possible loss of the Company’s properties.

Outlook

CanAlaska currently has optioned the Glitter Lake Quebec project to Pacific North West Capital Corp. (“Pacific”) in which Pacific is earning an interest in the project.  The Company ended 2005 with a stronger cash position that will enable it to continue its own exploration efforts in the United States, Canada and New Zealand as it continues to identify new projects through early stage grass roots exploration and managing risk by forming joint ventures in which partner companies explore and develop such projects in return for the right to earn an interest in them. The Company has acquired thru staking a significant land position in the Athabasca Basin area of Saskatchewan and is exploring these for high grade uranium deposits.

Approval

The Board of Directors of CanAlaska has approved the disclosure contained in this annual Management Discussion & Analysis. A copy of this annual Management Discussion & Analysis will be provided to anyone who requests it.

Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2 Tel 604 694-6070 Fax 604 585-8377 info@staleyokada.com www.staleyokada.com

Report of Independent Registered Public Accounting Firm

To the Shareholders of CanAlaska Ventures Ltd.:

We have audited the accompanying consolidated balance sheets of CanAlaska Ventures Ltd. (the “Company”) as at
30 April 2005 and 2004 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years then ended 30 April 2005, 2004 and 2003.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at 30 April 2005 and 2004, and the results of its operations and its cash flows for each of the years ended 30 April 2005, 2004 and 2003, in accordance with Canadian generally accepted accounting principles.

                                                                                                            “Staley, Okada & Partners”

Vancouver, B.C.	STALEY, OKADA & PARTNERS
18 July 2005	CHARTERED ACCOUNTANTS

CanAlaska Ventures Ltd. (An Exploration Stage Company)	Statement 1
Consolidated Balance Sheets
As at 30 April
Canadian Funds

ASSETS	2005	2004
Current
Cash and cash equivalents	$2,000,697	$1,280,871
Accounts and advances receivable	117,833	10,819
Short-term investments (Note 3)	364,983	401,244
	2,483,513	1,692,934
Restricted Cash - Flow-Through (Note 7b)	934,725	731,006
Mineral Bonds	94,329	-
Long-Term Investments (Note 4)	1	1
Mineral Property Costs - Schedule (Note 5)	3,463,220	2,033,644
Property, Plant and Equipment (Note 6)	95,409	53,404
	$7,071,197	$4,510,989

LIABILITIES
Current
Accounts payable and accrued liabilities	$92,801	$67,298
Due to directors (Note 8(ii))	4,500	-
	97,301	67,298
Commitments (Note 10)

SHAREHOLDERS' EQUITY
Share Capital - Statement 2
Authorized:
Unlimited common shares without par value
Issued and fully paid:
43,102,099 (2004 –27,314,439) shares outstanding	25,083,831	21,306,867
Contributed Surplus - Statement 2	822,459	157,000
Deficit - Statement 2	(18,932,394)	(17,020,176)
	6,973,896	4,443,691
	$7,071,197	$4,510,989

ON BEHALF OF THE BOARD:

     “Harry Barr”                                  , Director

      “Bernard Barlin”                           , Director

- See Accompanying Notes -

CanAlaska Ventures Ltd. (An Exploration Stage Company)	Statement 2
Consolidated Statements of Changes in Shareholders’ Equity
Canadian Funds

	Common Shares		Contributed	Accumulated
	Number	Amount	Surplus	Deficit	Total
Balance - 30 April 2002	12,915,783	$18,469,626	$-	$(15,749,032)	$2,720,594
Issuance of shares for:
- Private placements	1,466,667	170,000	-	-	170,000
- Properties	235,000	60,550	-	-	60,550
- Finders' fee on property	25,000	6,750	-	-	6,750
- Finders' fee	32,667	-	-	-	-
Loss for the year	-	-	-	(558,663)	(558,663)
Balance - 30 April 2003	14,675,117	18,706,926	-	(16,307,695)	2,399,231
Issuance of shares for:
- Private placements	11,118,944	2,401,630	-	-	2,401,630
- Properties	350,000	122,000	-	-	122,000
- Exercise of warrants	738,333	102,417	-	-	102,417
- Exercise of options	40,000	6,000	-	-	6,000
- Finders’ fees	392,045	-	-	-	-
Share issuance costs	-	(32,106)	-	-	(32,106)
Stock-based compensation	-	-	157,000	-	157,000
Loss for the year	-	-		(712,481)	(712,481)
Balance - 30 April 2004	27,314,439	21,306,867	157,000	(17,020,176)	4,443,691
Issuance of shares for:
- Private placements	11,050,000	3,690,000	-	-	3,690,000
- Properties	170,000	66,500	-	-	66,500
- Exercise of warrants	4,110,000	594,505	-	-	594,505
- Exercise of options	287,000	66,050	-	-	66,050
- Finders’ fees	170,660	-	-	-	-
Share issuance costs	-	(105,791)	-	-	(105,791)
Stock-based compensation	-	-	665,459	-	665,459
Income tax impact of flow-through shares (Note 7b)	-	(534,300)	-	-	(534,300)
Loss for the year	-	-	-	(1,912,218)	(1,912,218)
Balance – 30 April 2005	43,102,099	$25,083,831	$822,459	$(18,932,394)	$6,973,896

- See Accompanying Notes -

CanAlaska Ventures Ltd. (An Exploration Stage Company)	Statement 3
Consolidated Statements of Loss
Canadian Funds

	Years Ended 30 April
	2005	2004	2003
General and Administrative Expenses
Stock-based compensation expense	$665,459	$157,000	$-
Consulting fees	250,303	129,981	90,548
Management fees	113,884	95,243	88,200
Accounting and audit	57,352	34,650	42,172
Insurance, licenses and filing	59,357	51,295	41,131
Rent	40,015	40,015	40,015
Shareholder relations	289,738	83,118	39,567
Wages, commissions and benefits	65,142	41,405	31,031
Office and miscellaneous	62,729	49,653	27,030
Travel, food and lodging	175,464	34,268	19,892
Amortization	23,471	16,883	16,049
Bank charges and interest	28,824	4,844	6,200
Legal fees	9,703	4,567	2,871
	(1,841,441)	(742,922)	(444,706)
Other Income (Expense)
Mineral property costs written off	(539,151)	(24,855)	(211,946)
Write-down of short-term investments (Note 3)	(64,061)	(55,463)	(35,153)
Foreign exchange, net	(42,513)	5,709	(9,071)
Gain (loss) on sale of property, plant and equipment	(328)	15,118	-
Interest and other income	40,976	15,308	2,823
Gain (loss) on sale of short-term investments	-	49,624	139,390
Option payment received on properties written off	-	25,000	-
	(605,077)	30,441	(113,957)

Loss Before Income Taxes	(2,446,518)	(712,481)	(558,663)
Future income tax recovery	534,300	-	-
Loss for the Period	$(1,912,218)	$(712,481)	$(558,663)

Loss per Share - Basic and Diluted	$(0.06)	$(0.03)	$(0.04)

Weighted Average Number of Shares Outstanding	33,356,642	20,468,864	13,760,332

- See Accompanying Notes -

CanAlaska Ventures Ltd. (An Exploration Stage Company)	Statement 4
Consolidated Statements of Cash Flows
Canadian Funds

	Years Ended 30 April
Cash Resources Provided By (Used In)	2005	2004	2003
Operating Activities
Loss for the period	$(1,912,218)	$(712,481)	$(558,663)
Items not affecting cash
Loss (gain) on sale of short-term investments	-	(49,624)	(139,390)
Write-down of short-term investments	64,061	55,463	35,153
Mineral property costs written off	539,151	24,855	211,946
Amortization	23,471	16,883	16,049
Loss (Gain) on sale of property, plant and equipment	328	(15,118)	-
Stock-based compensation expense (Note 7(d)(ii))	665,459	157,000	-
Option payment received on properties written off	-	(25,000)	-
Future income tax recovery (Note 7(b))	(534,300)	-	-
	(1,154,048)	(548,022)	(434,905)
Changes in non-cash working capital	(77,011)	26,727	28,061
	(1,231,059)	(521,295)	(406,844)
Investing Activities
Purchase of mineral bonds	(94,329)	-	-
Proceeds from (purchase of) short-term investments, net	-	15,492	179,035
Mineral property expenditures	(1,985,509)	(171,313)	(261,805)
Recovery of mineral property expenditures	-	-	64,822
Option payments received	55,482	10,000	-
Proceeds from sale of property, plant and equipment	1,100	31,500	-
Purchase of property, plant and equipment	(66,904)	(36,453)	(2,701)
	(2,090,160)	(150,774)	(20,649)
Financing Activities
Loan payable	-	(7,350)	(8,186)
Shares issued for cash	4,244,764	2,477,941	170,000
	4,244,764	2,470,591	161,814

Net Increase (Decrease) in Cash and Cash Equivalents	923,545	1,798,522	(265,679)
Cash and cash equivalents - Beginning of period	2,011,877	213,355	479,034
Cash and Cash Equivalents - End of Period	$2,935,422	$2,011,877	$213,355

Cash consists of:
Cash	2,000,697	1,280,871	147,469
Restricted cash – flow-through	934,725	731,006	65,886
	$2,935,422	$2,011,877	$213,355

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Shares issued for mineral properties	$66,500	$122,000	$60,550
Shares issued for finders’ fees	$-	$-	$6,750
Shares received for mineral properties	$(27,800)	$(10,000)	$(15,000)
Stock-based compensation	$665,459	$157,000	$-
Future income tax recovery	$(534,300)	$-	$-

- See Accompanying Notes -

CanAlaska Ventures Ltd. (An Exploration Stage Company)	Schedule
Consolidated Schedules of Mineral Property Costs
For the Years Ended 30 April
Canadian Funds

	2005
	Acquisition Costs	Exploration Costs	Total	2004 Total
Alaska Properties
Acquisition	$-	$-	$-	$9,807
Option payments received	(40,482)	-	(40,482)	-
Share payment received	(14,000)	-	(14,000)	-
General exploration costs	-		-	6,333
	(54,482)	-	(54,482)	16,140

Ontario Properties
Elliot lake
Staking costs	13,585	-	13,585	-
General exploration costs	-	1,702	1,702	-
Consulting	-	5,091	5,091	-
	13,585	6,793	20,378	-

Baird and Birch-Uchi
Acquisition	-	-	-	5,000
General exploration costs	-	-	-	9,101
Option payments received	-	-	-	(10,000)
	-	-	-	4,101
Smoke lake
Acquisition	20,000		20,000	-
Staking	886		886	-
Drilling	-	196,400	196,400	-
Assays	-	23,010	23,010	-
General exploration costs	-	91,623	91,623	-
	20,886	311,033	331,919	-

Quebec Properties
Otish Mountain
Geophysical	-	-	-	6,947
Claim rentals	-	-	-	12,125
	-	-	-	19,072
Glitter Lake
Share payment received	(13,800)	-	(13,800)	-
Option payments received	(15,000)	-	(15,000)	(10,000)
	(28,800)	-	(28,800)	(10,000)

Balances Carried Forward	$(48,811)	$317,826	$269,015	$29,313

- See Accompanying Notes -

CanAlaska Ventures Ltd. (An Exploration Stage Company)	Schedule (Cont.)
Consolidated Schedules of Mineral Property Costs
For the Years Ended 30 April
Canadian Funds

	2005
	Acquisition Costs	Exploration Costs	Total	2004 Total
Balances Brought Forward	$(48,811)	$317,826	$269,015	$29,313

Saskatchewan Properties

Staking	562,402	-	562,402	-
Consulting	-	159,742	159,742	-
Geophysics	-	431,522	431,522	-
General exploration costs	-	268,946	268,946	-
	562,402	860,210	1,422,612	-

Alberta Properties

Staking	10,625	-	10,625	-
General exploration costs	-	766	766	-
	10,625	766	11,391

Manitoba Properties
Engineering and consulting	-	2,725	2,725	-
General exploration costs	-	1,128	1,128	-
	-	3,853	3,853

Labrador Properties
Geophysics	-	43,420	43,420	-
General exploration costs	-	-	-	-
Mineral taxes	-	6,100	6,100	-
	-	49,520	49,520	-

British Columbia Properties
Zeballos
Staking	-	-	-	4,661
General exploration costs	-	1,235	1,235	37,344
Assays	-	-	-	16,945
Mineral taxes	-	631	631	1,211
	-	1,866	1,866	60,161
Treasure Chest
Staking	15,383	-	15,383	-
General exploration costs	-	2,151	2,151	-
Consulting	-	9,280	9,280	-
Assays	-	1,602	1,602	-
	15,383	13,033	28,416	-

Balances Carried Forward	$539,599	$1,247,074	$1,786,673	$89,474

- See Accompanying Notes -

CanAlaska Ventures Ltd. (An Exploration Stage Company)	Schedule (Cont.)
Consolidated Schedules of Mineral Property Costs
For the Years Ended 30 April
Canadian Funds

	2005
	Acquisition Costs	Exploration Costs	Total	2004 Total
Balances Brought Forward	$539,599	$1,247,074	$1,786,673	$89,474

New Zealand Properties
Acquisition	-	-	-	143,600
Treasury shares – option payments	66,500	-	66,500	-
Engineering and consulting	-	37,772	37,772	27,149
General exploration costs	-	19,604	19,604	10,138
	66,500	57,376	123,876	180,887

General Exploration	-	58,178	58,178	2,952

Costs for the Year	606,099	1,362,628	1,968,727	273,313
Balance - Beginning of year	485,368	1,548,276	$2,033,644	1,760,186
Mineral property costs written off	(121,503)	(417,648)	(539,151)	(24,855)
Option payment received on properties written off	-	-	-	25,000
Balance - End of Year	$969,964	$2,493,256	$3,463,220	$2,033,644

- See Accompanying Notes -

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

1.

Significant Accounting Policies

a)

Consolidation

These consolidated financial statements include the accounts of the Company’s wholly-owned subsidiaries, CanAlaska Resources Ltd. USA and International CanAlaska de Mexico S.A. de C.V. (inactive).  These subsidiaries have been accounted for using the purchase method.

b)

Cash and Cash Equivalents

For the purposes of reporting cash flows, the Company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with maturities at point of purchase of 90 days or less.  The Company places its cash with institutions of high credit worthiness.

c)

Investments

Investments are recorded at the lower of cost or market value.  Investments are written down to market value when the decline in market value is deemed to be other than temporary.

d)

Mineral Properties and Deferred Exploration Expenditures

The Company is in the process of exploring its mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable.

Mineral exploration and development costs are capitalized on an individual prospect basis until such time as an economic ore body is defined or the prospect is abandoned.  Amounts received for the sale of resource properties, for option payments and for exploration advances are treated as reductions of the cost of the property.  Costs for a producing prospect are amortized on a unit-of-production method based on the estimated life of the ore reserves, while those costs for the prospects abandoned are written off.

The recoverability of the amounts capitalized for the undeveloped mineral properties is dependent upon the determination of economically recoverable ore reserves, confirmation of the Company's interest in the underlying mineral claims, the ability to obtain the necessary financing to complete their development, and future profitable production or proceeds from the disposition thereof.

Title to mineral properties involves inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently unreliable conveyancing history characteristic of many mineral properties.  The Company has investigated title to all of its mineral properties and, to the best of its knowledge, all of its properties are in good standing.

e)

Asset Retirement Obligations

Effective 1 May 2003, the Company adopted the recommendations of CICA Handbook Section 3110, Asset Retirement Obligations.  This new section requires recognition of a legal liability for obligations relating to retirement of property, plant, and equipment, and arising from the acquisition, construction, development, or normal operation of those assets.  Such asset retirement costs must be recognized at fair value, when a reasonable estimate of fair value can be estimated, in the period in which it is incurred, added to the carrying value of the asset, and amortized into income on a systematic basis over its useful life.

There is no material impact on the consolidated financial statements resulting from the adoption of Section 3110 either in the current or prior years presented.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

1.

Significant Accounting Policies - Continued

f)

Property, Plant and Equipment and Amortization

Property, plant and equipment are carried at cost less accumulated depreciation.  The Company provides for depreciation on the following basis:

  Office equipment - 20% declining balance method

  Automotive equipment - 30% declining balance method

  Mining equipment - 30% declining balance method

One-half of the above rate is applied in the year of acquisition.

g)

Income Taxes

Income taxes are accounted for using the asset and liability method.  Future taxes are recognized for the tax consequences of “temporary differences” by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities.  The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.  In addition, the method requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

h)

Share Capital

i)

The proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

ii)

Share capital issued for non-monetary consideration is recorded at an amount based on fair market value as determined by management.

i)

Stock-Based Compensation - Change in Accounting Policy

The Company adopted the recommendation of CICA Handbook Section 3870, Stock-Based Compensation and Other Stock-Based Payments, effective for all awards granted on or after 1 May 2002. This established standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services.

As encouraged Section 3870, the Company has enacted prospectively early adoption of the fair value based method of accounting for awards to employees for the fiscal year beginning 1 May 2003.

The standard requires that all stock-based awards made to employees and non-employees be measured and recognized using a fair value based method. In prior years, stock-based compensation expense was only recognized when stock-based compensation awards were made to non-employees, while pro-forma disclosure was acceptable for awards made to employees.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

1.

Significant Accounting Policies - Continued

j)

Loss per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year.  The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.  The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the "if converted" method.  The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method.

k)

Foreign Currency Translation

The accounts of the Company's foreign operations have been translated into Canadian dollars as follows:

  Monetary assets and liabilities at year-end rates,

  All other assets and liabilities at historical rates, and

  Revenue and expense and exploration and development items at the average rate of exchange prevailing during the year.

Exchange gains and losses arising from these translations are reflected in income or expense in the year that they occur.

l)

Flow-through Shares

The Company has adopted the new accounting pronouncement EIC-146, relating to the flow-though shares, effective for all flow-through share agreements dated after 19 March 2004.  Under the terms of Canadian flow-though share legislation, the tax attributes of qualifying expenditures are renounced to subscribers.  To recognize the foregone tax benefits, share capital is reduced and a future income tax liability is recognized as the related expenditures are renounced.  This future income tax liability is then reduced by the recognition of previously unrecorded future income tax assets on unused tax losses and deductions.

m)

Management's Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

2.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts and advances receivable, short-term investments, restricted cash - flow-through, accounts payable and due to a director.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from the financial instruments.  The fair value of these financial instruments approximates their carrying value due to their short-term maturity or capacity of prompt liquidation.

3.

Short-term Investments

Details are as follows:

	2005		2004
	Book Value	Market Value	Book Value
Pacific North West Capital Corp. ("PFN")	$252,679	$352,353	$238,879
Freegold Ventures Limited ("ITF")	44,591	44,591	87,902
Other short-term investments	67,713	67,713	74,463
	$364,983	$464,657	$401,244

These investments have been accounted for using the lower of cost and market valuation method.  Both PFN and ITF are companies with certain directors in common with the Company.  During the year, the Company had a gain on sale on short-term investments of $Nil (2004 - $49,624) of which $Nil (2004 - $4,240) was on the sale of PFN shares and $Nil (2004 - $20,426) was on the sale of ITF shares. The maximum percentage owned of PFN or ITF by the Company at any time during the year was less than 10%.

Write-down of investments consists of the following:

Short-term:
Write-down of ITF	$57,311
Write-down of other short-term investments	6,750
$64,061

4.

Long-Term Investments

Pursuant to a Financing and Management Agreement dated February 2000, the Company invested $546,658 representing a 40% interest in WebDispatchers, a British Columbia private company involved in software development.

Due to the ongoing losses of the investment, as well as market conditions, management wrote down its investment in WebDispatchers, in fiscal 2001, to a nominal value.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

5.

Mineral Property Costs

Details are as follows:

	2005
	Acquisition Costs	Exploration Costs	Total	2004 Total
Alaska Properties	$138,383	$1,297,683	$1,436,066	$1,490,548
British Columbia Properties
Quesnel Canyon	1	-	1	1
Zeballos	4,661	57,366	62,027	60,161
Treasure Chest	15,383	13,033	28,416	-
Ontario Properties
Elliot lake	13,585	6,793	20,378	-
Quebec Properties
Otish Mountain	-	-	-	178,917
Glitter Lake	14,825	69,265	84,090	112,890
Raglan	-	-	-	10,240
Saskatchewan Properties	562,401	860,210	1,422,611	-
Alberta Properties	10,625	766	11,391	-
Manitoba Properties	-	3,853	3,853	-
Labrador Properties	-	49,520	49,520	-
US Uranium prospects	-	40,104	40,104	-
New Zealand Properties	210,100	94,663	304,763	180,887
	$969,964	$2,493,256	$3,463,220	$2,033,644

a)

Alaska Properties

The Company has acquired several mineral claims in the Valdez Creek Mining District, Talkeetna Recording District, Alaska, U.S.A.

i)

Rainbow Hills Claims

The Company has a 100% interest in eleven lode mining claims acquired by staking.

By agreement dated 28 August 2003 the Company granted ITF, a company with certain directors and officers in common, the right to earn up to a 65% interest in certain mineral claims known as the Rainbow Hill Property located in Valdez Mining District central Alaska.

ITF terminated this agreement on 23 December 2004.

ii)

Gold Hills Claims

By agreements dated November 1989, September 1994, November 1995 and October 1999, the Company has the option to earn up to a 50% interest in 51 mining claims.  Under the terms of the agreements, the Company, at its option, must pay US$28,500 and incur US$250,000 (approximately US$50,000 incurred to date) by July 2005 on exploration and development on the property.

The optionor is controlled by a director of the Company.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

5.

Mineral Property Costs - Continued

b)

British Columbia Properties

i)

Quesnel Canyon

The Company has a 100% interest in a placer lease located in the Cariboo Mining Division, British Columbia.

Due to a lack of exploration undertaken on the property, management wrote down the costs on this property to $1 in a prior year.

ii)

Zeballos

Pursuant to an option and Joint Venture Agreement dated 23 August 1988, and amended November 1998, the Company earned a 50% interest in 22 Crown-granted and 11 reverted Crown-granted mineral claims in the Alberni Mining Division of British Columbia by expending in excess of $500,000 on the properties.  Due to market conditions at that time and lack of exploration undertaken on the property, management wrote off the costs on the property in a prior year.  The Company acquired a 100% interest in the property on 10 December 2002, and in December 2003, an exploration program was undertaken.

iii)

Treasure Chest

The Company acquired a 100% interest in certain mineral claims located in central B.C. through staking.  A preliminary property review in 2005 indicated that further work should be carried out in 2006.

c)

Ontario Properties

i)

Baird Property

By agreement dated 24 February 2003, the Company may earn a 100% interest in certain properties in the Red Lake greenstone belt, known as the Baird property.  As consideration, the Company, at its option, must issue 100,000 shares (25,000 issued) and make cash payments of $71,000 ($3,000 paid).

During the previous year, the Company terminated the agreement.  Accordingly, all acquisition and exploration costs previously incurred have been written off.

ii)

Birch-Uchi Property

By agreement dated 24 February 2003, the Company may earn a 100% interest in certain properties known as the Birch-Uchi property.  As consideration, the Company, at its option, must issue 100,000 shares (25,000 issued) and make cash payments of $68,000 ($Nil paid).

During the previous year, the Company terminated the agreement.  Accordingly, all acquisition and exploration costs previously incurred have been written off.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

5.

Mineral Property Costs - Continued

c)

Ontario Properties - Continued

iii)

Smoke Lake Property

By agreement dated 6 August 2004, the Company may earn an 80% interest in certain properties known as the Smoke Lake property.  As consideration, the Company, at its option, must make cash payments of $165,000 ($20,000 paid) and incur $450,000 in exploration expenditures by 25 April 2007.

During the year, the Company terminated the agreement.  Accordingly, all acquisition and exploration costs previously incurred have been written off.

iv)

Elliot Lake Property

The company initiated a staking program in the Elliot Lake area of Ontario for Uranium related prospects. The property data is currently being completed.

d)

Quebec Properties

i)

Otish Mountain

By agreement dated 6 December 2001, the Company has the option to acquire a 100% interest in the Otish Mountain Projects, located in Quebec.

As consideration, the Company, at its option, must make cash payments of $46,456 (paid), issue 200,000 common shares (issued) and incur $300,000 in exploration expenditures by
1 February 2005 ($179,000 incurred).  Additionally, the Company agreed to pay the optionor a 10% fee for being the field manager (up to $250,000).

During the year ended 30 April 2005, the Company terminated the agreement.  Accordingly, the associated acquisition and deferred exploration expenditures were written-off.

ii)

Glitter Lake

The Company acquired a 100% interest in certain mineral claims located near Glitter Lake, Quebec for payment of $32,667 in staking costs and the issuance of 40,000 common shares of the Company.

The property is subject to a 1.5% NSR.

By agreement dated 15 August 2003, and amended on 30 April 2005, the Company granted Pacific North West Capital Corp. (“PFN”) a company with directors in common, the right to earn a 70% interest in the Glitter Lake property.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

5.

Mineral Property Costs - Continued

d)

Quebec Properties - Continued

ii)

Glitter Lake  - Continued

To earn a 50% interest in the property, PFN, at its option, must issue shares, make payments and incur exploration expenditures as follows:

		Payments	Shares	Exploration Expenditures
On or before 15 April 2003	(completed)	$-	-	$50,000
Upon execution of agreement	(paid)	10,000	-	-
On or before 4 June 2004	(issued)	-	20,000	-
On or before 15 August 2004	(paid)	15,000	-	-
On or before 28 May 2005	(issued)	-	20,000	-
On or before 15 August 2005		20,000	-	-
On or before 28 May 2006		-	20,000	-
On or before 15 April 2006		-	-	150,000
On or before 15 April 2007		-	-	200,000
On or before 15 April 2008		-	-	300,000
Total		$45,000	60,000	$700,000

Upon PFN having vested with a 50% interest by completing the aforementioned payments and obligations, PFN may elect within 45 days to increase its interest to 60% by completing a bankable feasibility study within two years.  In the event PFN does not complete a bankable feasibility study within two years, PFN agrees to make cash payments in the amount of $50,000 per annum for each year the feasibility study is not completed. Upon vesting with a 60% interest PFN may elect within 90 days to earn a 70% interest in the property by placing the property into commercial production within two years from the date of this election. In the event that the bankable feasibility study indicates an IRR in excess of 15%, PFN agrees to make annual cash payments of $50,000 to the optionor for each year the project is not placed into commercial production.

In the event that a major mining company elects to participate in the project before PFN vests with a 50% interest, PFN will issue shares with a value of $100,000 to the Company, within 15 days of PFN becoming vested, or pay such amount that will result in PFN having spent $1 million in exploration expenditures.

The property is subject to a 1.5% NSR payable to a third party.  The Company and PFN will share the NSR buyout privileges in proportion to their respective interests.

iii)

Raglan

During a prior year, the Company acquired 128 mineral claims (5,306 ha) in the Raglan area of Northern Quebec through staking.  Total consideration for the acquisition was $10,240.

Management has decided not to pursue further exploration on the property.  Accordingly, the associated acquisition and deferred exploration expenditures have been written-off during the year.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

5.

Mineral Property Costs - Continued

e)

Newfoundland Properties

The Company acquired by staking, 244 claims located in the Voisey Bay area of Newfoundland.  $201,186 of expenditures must be made by 22 December 2007 ($82,386 by 9 February 2006).

f)

Saskatchewan/Alberta/Manitoba Uranium Properties

The Company acquired a 100% interest in over 1,500,000 acres through staking. In 2005, the Company expects to carry out considerable exploration on the various projects.  A 43-101 report has been completed and filed for the McArthur River project.

g)

New Zealand Properties

Cascade Projects

By agreement dated 28 November 2003, the Company may earn a 100% interest in the Cascade projects and 100% interest in a New Zealand company.  In order to complete the terms of the agreement, the Company must, at its option, make payments, and issue shares as follows:

Cascade Project A		Payments	Shares
Within 5 days of regulatory approval (paid/issued)	US$	20,000	150,000
On or before 17 March 2005 (issued)		-	75,000
On or before 17 March 2006		-	75,000
	US$	20,000	300,000

Cascade Project B		Payments	Shares
Within 5 days of regulatory approval (issued)	US$	-	150,000
On or before 17 March 2005(issued)		-	75,000
On or before 17 March 2006		10,000	75,000
On or before 17 March 2007		10,000	-
	US$	20,000	300,000

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

5.

Mineral Property Costs - Continued

g)

New Zealand Properties  - Continued

Other Projects

In addition to the Cascade Projects, the Company has also been granted the following four prospecting permits: Granite Dome, Greymouth North, Reefton South and Mt. Mitchell.

By agreement dated 14 December 2004 with OceanaGold, the Company may earn a 70% interest in the Rise and Shine project.  The terms of the agreement are for the Company to complete a minimum 1,000 metre drill program prior to July 31, 2005, and in subsequent years complete an additional $100,000 of field expenditures by 30 June 2006 and a further $150,000 by 30 June 2007 for a cumulative total of $350,000.

In April 2005 the Company entered into an option/sale agreement and subsequently further negotiations with an arms length party to transfer its New Zealand assets for a cash payment of $1 million and a minimum 20% shareholding and two board positions in a new company.  This agreement has not closed.

6.

Property, Plant and Equipment

Details are as follows:

	Cost	Accumulated Amortization	2005 Net Book Value	2004 Net Book Value
Office equipment	$176,325	$154,414	$21,911	$23,200
Automotive equipment	35,535	14,391	21,144	30,204
Mining equipment	263,024	210,670	52,354	-
	$474,884	$379,475	$95,409	$53,404

7.

Share Capital

a)

Private Placements

During the year, the Company issued 3,300,000 units at a price of $0.30 for gross proceeds of $990,000. Each unit consists of one common share and one-half share purchase warrant exercisable for one year after the issue date at $0.40 per share. A total of 50,000 units were purchased by related parties. The agents received 7,000 shares.

During the year, the Company issued 4,000,000 units at a price of $0.30 for gross proceeds of $1,200,000. Each unit consists of one common share and one-half share purchase warrant exercisable for one year after the issue date at $0.40 per share. The agents received 49,910 shares.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

7.

Share Capital - Continued

a)

Private Placements - Continued

During the year, the Company issued 3,750,000 flow-through units at a price of $0.40 for gross proceeds of $1,500,000. Each flow-through unit consists of one common share and one-half non-flow-through share purchase warrant exercisable for one year after the issue date at $0.50 per share. The agents received 113,750 common shares of the Company and 125,000 share purchase warrants having the same terms as the issued warrants.

b)

Flow-Through Shares

Flow-through shares are shares issued by a company that incurs certain resource expenditures and then renounces them for Canadian tax purposes.  This allows the expenditures to flow through to the subscriber for tax purposes.  The subscribers may in turn claim the expenditure as a deduction on their personal or corporate tax returns.

The total amount of funds raised through the flow-through shares must be spent on qualified mineral exploration.  The use of proceeds from flow-through shares is restricted to certain Canadian Exploration Expenditures (“CEE”) under Canadian Income Tax Legislation.  Restricted Cash - Flow-Through represents funds received from the flow-through issuance that have not been spent on qualifying CEE as at the balance sheet date.  To be eligible as flow-through, the issuer must incur eligible expenses by the end of the following year.

c)

Exercise of Warrants and Options

i)

During the year, 4,110,000 warrants were exercised for gross proceeds of $594,505. Of these, 195,000 warrants were exercised by related parties for proceeds of $23,400.

ii)

During the year, 287,000 options were exercised for gross proceeds of $66,050.

d)

Share Purchase Options

The Company has established a share purchase option plan whereby the board of directors may, from time to time, grant options to directors, officers, employees or consultants.  Options granted must be exercised no later than ten years from the date of grant or such lesser period as determined by the Company's board of directors.  The exercise price of an option is not less than the closing price on the TSX Venture Exchange on the last trading day preceding the grant date.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

7.

Share Capital - Continued

d)

Share Purchase Options - Continued

i)

A summary of the Company’s options at 30 April 2005 and the changes for the year are as follows:

Number outstanding 30 April 2004	Granted	Exercised	Expired / Cancelled	Number outstanding 30 April 2005	Exercise price per share	Expiry date
4,000	-	-	(4,000)	-	$0.50	31 May 2004
154,000	-	-	(154,000)	-	$0.50	23 February 2005
78,000	-	-	(4,000)	74,000	$0.50	18 April 2006
10,000	-	-	-	10,000	$0.50	7 August 2006
16,000	-	-	-	16,000	$0.50	28 August 2006
29,500	-	-	-	29,500	$0.50	15 May 2007
36,665	-	-	-	36,665	$0.50	24 November 2007
40,000	-	-	(40,000)	-	$0.20	1 September 2004
40,000	-	-	(40,000)	-	$0.25	1 September 2004
40,000	-	-	(40,000)	-	$0.30	1 September 2004
150,000	-	-	-	150,000	$0.32	1 May 2005
130,000	-	-	(20,000)	110,000	$0.35	10 February 2007
100,000	-	-	-	100,000	$0.10	26 May 2008
1,000,000	-	(249,000)	(80,000)	671,000	$0.25	10 September 2008
-	1,076,000	(38,000)	-	1,038,000	$0.10	25 June 2008
-	2,000,000	-	-	2,000,000	$0.40	5 November 2009
-	300,000	-	-	300,000	$0.45	29 November 2009
-	154,000	-	(32,000)	122,000	$0.50	23 February 2010
-	458,000	-		458,000	$0.58	7 March 2010
1,828,165	3,988,000	(287,000)	(414,000)	5,115,165

Total number of shares vested, 3,817,828 at $0.10 to $0.58 with expiry dated as 1 May 2005 to
23 February 2010.

150,000 options were set to expire 1 May 2005.  Subsequent to year end, the options were extended and will now expire 1 May 2010.

ii)

Stock-Based Compensation

Effective 1 May 2003, the Company adopted the recommendation of CICA Handbook Section 3870 (Note 1i). This standard requires that stock-based awards made to employees and non-employees are to be measured and recognized using a fair value based method.

During the year, the Company granted options to purchase up to 3,988,000 shares of the Company at exercise prices between $0.10 to $0.58 per share.  Of these options, 2,153,000 were granted to officers and directors of the Company.

The total fair value of the options granted was calculated to be $826,227 on the grant date.  Since the options were granted under a graded vesting schedule, $598,459 of the fair value has been recorded in the Company accounts under consulting fees during the year.  The offsetting entry is to contributed surplus.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

	2005	2004
Expected dividend yield	0.00%	0.00%
Expected stock price volatility	104.79%	114.12%
Risk free interest rate	4.06%	3.62%
Expected life of options	4 years	4 years

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

7.

Share Capital - Continued

e)

Share Purchase Warrants

As at 30 April 2005, the following share purchase warrants are outstanding:

Number	Exercise Price	Expiry Date
930,000	$0.12	2 October 2005
2,076,000	$0.35	10 April 2006
695,000	$0.12	9 September 2006
1,407,500	$0.10	15 January 2007
955,000	$0.12	14 November 2007
1,675,000	$0.40	25 November 2005
2,046,300	$0.40	16 December 2005
693,750	$0.50	20 December 2005
1,306,250	$0.50	23 December 2005
11,784,800

8.

Related Party Transactions

Except as disclosed elsewhere in these consolidated financial statements, related party transactions are as follows:

i)

During the year, the Company paid:

	2005	2004	2003
Consulting fees to a company controlled by an officer of the Company	$31,147	$15,937	$15,397
Management fees to a company controlled by a director of the Company	$113,884	$95,243	$88,200
Rent to a company controlled by a director of the Company	$40,015	$40,015	$40,015
Consulting fees to a company controlled by an officer of the Company	$73,950	$-	$-
Accounting fees to a company controlled by an officer of the Company	$27,900	$13,200	$10,950

ii)

Effective 1 February 2005, each outside director is entitled to receive $500 per month, $500 per directors meeting and $500 per committee meeting. During the year, $4,500 has been accrued to directors.  This is due on demand and non-interest bearing.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

9.

Income Taxes

The Company has non-capital losses for income tax purposes of approximately $4,732,000 that may be applied against taxable income in future years and expire as follows:

Amount
2005	$772,000
2006	523,000
2007	625,000
2008	417,000
2009	1,079,000
2010	591,000
2011	725,000
2012	2,675,000
$7,407,000

The Company also has approximately $3,412,000 in Canadian and foreign exploration and development expense pools available for carryforward.

The potential future tax benefits of these expenditures and tax losses have not been recognized in these consolidated financial statements.

10.

Commitments

a)

By an agreement effective 1 June 1995, the Company entered into a three-year management agreement with a company controlled by a director and officer.  Compensation due under the agreement is currently $8,103 per month plus benefits.  The officer and director is also entitled to receive up to 20% of all stock options granted during the period that the agreement is in place.  This agreement is renewable at three-year periods with mutual consent.  The current three-year agreement expires in 2007.  The Company may terminate the agreement at any time but will be responsible to pay one year's compensation.

b)

By an agreement dated 1 July 2000, the Company entered into a five-year lease for premises with a company controlled by a director and officer.  Minimum basic rent is as follows:

Amount

2006 (expires in June 2005)	$4,212

In addition to the basic rent, the Company is responsible for its proportionate share of property taxes and operating costs.

c)

By agreement dated 15 June 2004 and amended 15 February 2005, the Company agreed to pay a company controlled by an officer for consulting fees, totalling $75,000 annually.  In addition, the consultant will receive 1,000,000 stock options to exercise at $0.10 per share.  The options vest every three months over a two-year period.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

11.

Segmented Information

The Company operates principally in the industry segment, being exploration.  Details on a geographic basis at 30 April 2005 are as follows:

	Canada	U.S.A.	New Zealand	Total
Assets	$5,330,368	$1,436,066	$304,763	$7,071,197
Capital Expenditures	$1,966,236	$(54,482)	$123,876	$2,035,630
Loss for the Year	$(1,912,218)	$-	$-	$(1,912,218)

Details on a geographic basis at 30 April 2004 are as follows:

	Canada	U.S.A.	New Zealand	Total
Assets	$2,839,554	$1,490,548	$180,887	$4,510,989
Capital Expenditures	$112,741	$16,140	$180,887	$309,768
Loss for the Year	$(712,481)	$-	$-	$(712,481)

Details on a geographic basis at 30 April 2003 are as follows:

	Canada	U.S.A.	New Zealand	Total
Assets	$984,171	$1,477,120	$-	$2,461,291
Capital Expenditures	$246,267	$18,239	$-	$264,506
Loss for the Year	$(558,663)	$-	$-	$(558,663)

12.

Differences between Canadian and United States Generally Accepted Accounting

Principles (“GAAP”)

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada.  The United States Securities and Exchange Commission (“SEC”) requires that financial statements of foreign companies contain a reconciliation presenting the statements on the basis of accounting principles generally accepted in the United States.  Any differences in accounting principles as they pertain to the accompanying consolidated financial statements are not material except as follows:

a)

Under Canadian GAAP, the mineral properties are carried at cost and written off or written down if the properties are abandoned, sold or if management decides not to pursue the properties.  Under United States GAAP, the Company would periodically review and obtain independent reports in determining adjustments to the mineral properties and record properties at net realizable value.  The Company has not yet obtained an independent report for United States GAAP purposes, therefore, the Company’s mineral property costs have been written off.

b)

Under United States GAAP, stock compensation expense is recorded as shares held in escrow become eligible for release, at the market value of the shares at that time.  Under Canadian GAAP, no value is attributed to such shares released and no compensation expense is recorded.  Shares previously held in escrow were performance shares which were issued to certain directors who reorganized the Company’s business affairs and raised financing sufficient to fund the Company’s business plan.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

12.

Differences between GAAP - Continued

c)

Until 1 May 2002, the Company was not required, under Canadian GAAP, to record the effect of non-employee stock-based compensation expense in the consolidated financial statements.  Commencing 1 May 2002, Canadian GAAP treatment is consistent with United States GAAP treatment.  Under United States GAAP, stock compensation expense is recorded for non-employees based upon a fair value method.  The Company elected to continue to measure compensation cost for employees under Accounting Principles Board (“APB”) Opinion No. 25, including interpretations provided in Interpretation (“FIN”) No. 44.  Generally, under APB No. 25 compensation expense is recognized for the difference between the market price of the underlying common stock and the exercise price of the stock options.  Effective from the date of the modification, the Company regularly re-measures compensation expense for the options where there has been a substantive change or modification to such options. During the years ended 30 April 2003 and 2002, there were no employee options granted.

Effective 1 May 2003, the Company adopted the new Canadian standards for stock compensation (Note 1(i)) and Note 8(d)) which mirrors in all material respects SFAS 123.  Accordingly, no reconciling item exists between Canadian and United States accounting for stock options after 1 May 2003.

d)

Under United States GAAP, investments available for sale are recorded at market value.  The difference between the market value and the carrying value of investments is recorded as a separate shareholder equity category named comprehensive income.  Once the investment is sold, the comprehensive income relating to that investment is cleared out to income.  Under Canadian GAAP, investments available for sale are recorded at the lower of cost or market.  There is no comprehensive income category in Canada.

e)

The impact of the above differences between Canadian and United States GAAP on loss for the period are as follows:

	Years Ended 30 April
	2005	2004	2003
Loss for the period as reported	$(1,912,218)	$(712,481)	$(558,663)
Stock compensation expense on release of performance shares	-	-	-
Stock compensation expense	-	-	-
Recovery (write-off) of mineral property costs	(1,429,576)	(273,458)	(37,337)
Loss on write-down of short-term investments	64,061	55,463	35,153
Primary loss for the period in accordance with United States GAAP	$(3,277,733)	$(930,476)	$(560,847)
Primary loss per share for the period in accordance with United States GAAP	$(0.10)	$(0.05)	$(0.04)

f)

The impact of the above differences between Canadian and United States GAAP on the deficit, as reported, is as follows:

	Years Ended 30 April
	2005	2004	2003
Deficit - As reported	$(18,932,394)	$(17,020,176)	$(16,307,695)
Stock compensation expense on release of performance shares	(442,500)	(442,500)	(442,500)
Stock compensation expense	(1,016,332)	(1,016,332)	(1,016,332)
Write-off of mineral property costs	(3,463,220)	(2,033,644)	(1,760,186)
Loss on write-down of short-term investments	340,262	276,201	220,738
Deficit in accordance with United States GAAP	$(23,514,184)	$(20,236,451)	$(19,305,975)

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

12.

Differences between GAAP - Continued

g)

The impact of the above differences between Canadian and United States GAAP on the consolidated statements of changes in shareholders’ equity, as reported, are as follows:

	Common Shares		Accumulated	Contributed	Comprehensive
	Number	Amount	Deficit	Surplus	Income	Total
Shareholders’ equity balance as reported at 30 April 2003	14,675,117	$18,706,926	$(16,307,695)	$-	$-	$2,399,231
Stock compensation expense on release of performance shares	-	-	(442,500)	-	-	(442,500)
Stock compensation expense	-	1,016,332	(1,016,332)	-	-	-
Write-off of mineral property costs	-	-	(1,760,186)	-	-	(1,760,186)
Loss on write-down of short-term investments	-	-	220,738	-	(220,738)	-
Unrealized holding gains on short-term investments	-	-	-	-	209,541	209,541
Shareholders’ equity in accordance with United States GAAP at 30 April 2003	14,675,117	$19,723,258	$(19,305,975)	$-	$(11,197)	$406,086
Shareholders’ equity balance as reported at 30 April 2004	27,314,439	$21,306,867	$(17,020,176)	$157,000	$-	$4,443,691
Stock compensation expense on release of performance shares	-	-	(442,500)	-	-	(442,500)
Stock compensation expense	-	1,016,332	(1,016,332)	-	-	-
Write-off of mineral property costs	-	-	(2,033,644)	-	-	(2,033,644)
Loss on write-down of short-term investments	-	-	276,201	-	(276,201)	-
Unrealized holding gains on short-term investments	-	-	-	-	440,952	440,952
Shareholders’ equity in accordance with United States GAAP at 30 April 2004	27,314,439	$22,323,199	$(20,236,451)	$157,000	$164,751	$2,408,499
Shareholders’ equity balance as reported at 30 April 2005	43,102,099	$25,083,831	$(18,932,394)	$822,459	$-	$6,973,896
Stock compensation expense on release of performance shares	-	-	(442,500)	-	-	(442,500)
Stock compensation expense	-	1,016,332	(1,016,332)	-	-	-
Write-off of mineral property costs	-	-	(3,463,220)	-	-	(3,463,220)
Loss on write-down of short-term investments	-	-	340,262	-	(340,262)	-
Unrealized holding gains on short-term investments	-	-	-	-	99,674	99,674
Shareholders’ equity in accordance with United States GAAP at 30 April 2005	43,102,099	$26,100,163	$(23,514,184)	$822,459	$(240,588)	$3,167,850

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

12.

Differences between GAAP - Continued

h)

New Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.”   FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  FIN 46 is effective for all new variable interest entities created or acquired after 31 January 2003.  For variable interest entities created or acquired prior to 1 February 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after
15 June 2003.  The Company adopted the provisions of FIN 46, as required, with no material impact on its financial statements

On 30 April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities".  SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group ("DIG") process that effectively required amendments to SFAS No. 133, and decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative and characteristics of a derivative that contains financing components. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after 30 June 2003 and for hedging relationships designated after 30 June 2003. The Company adopted SFAS 149, as required, on 1 July 2003, with no material impact on its financial statements.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after 31 May 2003 and otherwise is effective at the beginning of the first interim period beginning after 15 June 2003.  The Company adopted SFAS 150, as required, with no material impact on its financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” which will become effective for fiscal years beginning after June 15, 2005.  This standard clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be expensed as incurred and not included in overhead.  In addition, this standard requires that the allocation of fixed production overhead costs to inventory be based on the normal capacity of the production facilities.  The adoption of this standard is not expected to have material effect on the Company’s results of operations or financial position.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

12.

Differences between GAAP - Continued

h)

New Accounting Pronouncements - Continued

In November 2004, the Emerging Issues Task Force issued EITF Abstract 03-13 (EITF 03-13) to provide guidance on applying SFAS 144, “Determining Whether to Report Discontinued Operations”.  SFAS 144 discusses when an entity should disclose a “component” as discontinued operations.  Under SFAS 144, a component should be disclosed as discontinued operations when continuing cash flows are eliminated and when there is no significant continuing involvement with the component.  EITF 03-13 provides additional guidance on factors to consider in evaluating what constitutes continuing cash flows and continuing significant influence.  This statement is effective for fiscal periods beginning after 15 December 2004.  The Company does not expect there to be any material impact on the operations or financial position upon adoption of the guidance.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”.  SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after 15 June 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after 15 December 2005. For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after 15 December 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

CanAlaska Ventures Ltd. (An Exploration Stage Company)
Notes to Consolidated Financial Statements
30 April 2005 and 2004
Canadian Funds

12.

Differences between GAAP - Continued

h)

New Accounting Pronouncements - Continued

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.  SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after 15 June 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”).  SFAS 154 replaces APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle.  SFAS 154 provides guidance for determining whther retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable.  The reporting of a correction of an error by restating previously issued financial statements is also addressed.  SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after 15 December 2005.  The Company does not anticipate that the adoption of SFAS 154 will have a material impact on its consolidated balance sheets and statements of operations, shareholders’ equity and cash flows.

Newer reactor technology, coupled with their efficiency and portability is making nuclear reactors a viable option for electricity generation worldwide

Nuclear power stations are being built for electricity, amid high oil price and concerns over global warming

Energy Efficiency: Typical Heat Values of Various Fuels

- Firewood: 16 MJ/kg
- Black Coal: 27 MJ/kg
- Crude Oil: 45 MJ/kg
- Uranium: 500,000 MJ/kg (in light water reactor)

439 active nuclear power stations throughout the world and another 40 slated for construction

Uranium price has risen steadily from $8.00/lb to $29.50/lb (2000 – 2005)

Worldwide annual mine production is only half of current demand

URANIUM IS A SUSTAINABLE CLEAN ENERGY SOURCE FOR THE FUTURE

Geologist: Matt Ferguson

CanAlaska Ventures Ltd.

2303 West 41st Avenue
Vancouver, British Columbia, Canada
V6M 2A3

Toll Free: 1.800.667.1870
Telephone: 604.685.1870
Facsimile: 604.685.8045

www.canalaska.com
ir@canalaska.com

Directors & Officers

Harry Barr, Chairman, COO, Director
Peter Dasler, M.Sc., P.Geo, President and CEO
Gordon Steblin, B.Comm., CGA, CFO
Taryn Downing, Corporate Secretary
Hubert Marleau, Director
Colin Bird, C.Eng., Director
Bernard Barlin, B.Sc., P.Eng., Director

Registar & Transfer Agent

CIBC Mellon Trust Company

Auditors

Staley, Okada & Partners
Chartered Accountants

Legal Counsel

Devlin Jensen
Barrister and Solicitors

Share Listed

Shares Listed
TSX Venture Exchange
Ticker Symbol Tier 1:CVV
OTCBB: CVVLF
S.E.C. File#: 0-28792
Shares Outstanding: 46,432,099
Fully Diluted: 63,022,064

Investor Relations Contact:

Spiros Cacos, M.A.
Manager, Investor Relations

Toll Free: 1.800.667.1870
Telephone: 604.685.1870
Facsimile: 604.685.8045

ir@canalaska.com
www.canalaska.com